EXHIBIT 5(a)
           Electronic Retailing Systems International, Inc. Consolidated Pro form and Projected Balance Sheet
           (in thousands, except share and per share amount)
                              (Unaudited)
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                                                            Pro Forma
                                 May 31,     Pro Forma       May 31,
                                  1996       Adjustments      1996
                                 -------     -----------    ---------
Assets
Current assets
  Cash and cash equivalents      $   942     $  11,957(a)   $  12,899
  Accounts receivable              1,500                        1,500
  Inventories                      2,062                        2,062
  Prepayments and other
   current assets                    235                          235
                                 -------     ---------      ---------
     Total current assets          4,739        11,957         16,696
                                 =======     =========      =========
Equipment                          2,174                        2,174
  Accumulated depreciation        (1,548)                      (1,548)
                                 -------     ---------      ---------
  Net equipment                      626                          626
                                 -------     ---------      ---------
Other non-current assets             860                          860
                                 -------     ---------      ---------
Total Assets                     $ 6,225     $  11,957      $  18,182
                                 =======     =========      =========
Liabilities and Stockholders'
 Equity
Current Liabilities
  Accounts payable and accrued
    expenses                     $ 1,701     $              $   1,701
                                 -------     ----------     ---------
     Total current liabilities     1,701                        1,701
                                 -------     ----------     ---------
Long-term debt                     4,986                        4,986
                                 -------     ----------     ---------
Commitments                           --                           --
                                 -------     ----------     ---------
Stockholders' equity
  Preferred stock, undesignated
   (par value $1.00 per share);
   1,860,000 shares and 2,000,000
   shares authorized, none
   outstanding)
  Series A Cumulative Con-
   vertible Preferred Stock
   (140,000 shares and no shares
   authorized, 125,556 shares
   and none outstanding)             126          (126)(b)         --
  Common stock (par value
   $0.01 per share; 25,000,000
   shares authorized;
   11,800,048 and 21,033,062
   shares issued and out-
   standing)                         118            92(c)         210
  Additional paid-in capital      38,721        11,991(d)      50,712
  Accumulated deficit            (39,427)                     (39,427)
                                 -------     ---------      ---------
    Total stockholders' equity      (462)       11,597         11,495
                                 -------     ---------      ---------
Total Liabilities and
 stockholders' equity            $ 6,225     $  11,957      $  18,182
                                 =======     =========      =========






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Notes to Pro Forma Balance Sheet:
(a)  Net proceeds from issuance of common stock
(b)  Conversion of 125,556 shares of preferred stock, $1.00 par value, into 3,138,900 shares of common stock, $.01 par value
(c)  Issuance of 9,233,014 shares of common stock, including conversion of  preferred stock into 3,139,900 shares of common stock
(d)  Proceeds from issuance of common stock in excess of $.01 par value, net of transaction costs of $1,741 (including commission shares)

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